Exhibit 10.2

Execution Version

MASTER TERMINALLING SERVICES AGREEMENT

This Master Terminalling Services Agreement (this “Master Agreement”) is dated as of August 6, 2018, by and between, with respect to each respective Terminal set forth on Schedule I and the Terminal Service Order applicable thereto, the party identified as “Customer” with respect to such respective Terminal as set forth on Schedule I (such party, as applicable to the respective Terminal, a “Customer”), and the party identified as “Provider” with respect to such respective Terminal as set forth on Schedule I and the Terminal Service Order applicable thereto (such party, as applicable to the respective Terminal, a “Provider”).

RECITALS

WHEREAS, on the date hereof, with respect to the respective Terminal, Customer will contribute certain assets and interests to Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), and the Partnership will contribute those assets and interests to Provider, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof;

WHEREAS, Provider will operate the Terminal pursuant to this Agreement; and

WHEREAS, Customer and Provider desire to enter into this Agreement with respect to the respective Terminal to memorialize the terms of their commercial relationship.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:

1. DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in Section 2(a).

“Ancillary Services” has the meaning set forth in Section 3(d).

“API” means American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“Blending Services” has the meaning set forth in Section 9.

“bpm” means Barrels per Month.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity” means the gross storage capacity of a tank for each respective Product at the respective Terminal, based upon its dimensions.

“Capacity Resolution” has the meaning set forth in Section 28(c).

“Carrier” means a third-party agent or contractor who transports Products via tank trucks or railcars to or from the Terminal for Customer or for Customer’s account.

“Commencement Date” has the meaning set forth in Section 2(b).

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Customer” has the meaning set forth in the Preamble. For the avoidance of doubt, “Customer” shall mean the applicable Customer with respect to the respective Provider, Refinery, and Terminal identified on Schedule I.

“Customer Group” has the meaning set forth in Section 23(a).

“Customer Termination Notice” has the meaning set forth in Section 27(b).

“Dedicated Tanks” has the meaning set forth in Section 5(a).

“EPA” means U.S. Environmental Protection Agency.

“Extension Period” has the meaning set forth in Section 2(b).

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of Provider and which, by the exercise of due diligence, Provider is unable to prevent or overcome, that prevent performance of Provider’s obligations hereunder, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 27(a).

“Force Majeure Period” has the meaning set forth in Section 27(a).

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Indemnified Group” means the Customer Group or the Provider Group, as applicable.

“Initial Term” has the meaning set forth in Section 2(b).

“LPG” means liquid petroleum gas, including, but not limited to, butane, isobutane, and propane.

“Master Agreement” has the meaning set forth in the Preamble.

“Month” means a calendar month.

“Notice Period” has the meaning set forth in Section 26(a).

“Operating Procedures” has the meaning set forth in Section 28(f).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Change of Control” means Andeavor ceases to Control the general partner of the Partnership.

“Party” or “Parties” means that each of Customer and Provider, as applicable with respect to the respective Terminal, is a “Party” and collectively are the “Parties” to this Agreement.

“Passthrough Charges” has the meaning set forth in Section 7(a).

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Product” or “Products” means the hydrocarbons (including waste water produced therefrom), diesel, LPGs, petroleum products, ethanol or biofuels, crude oil, Transmix, refined products, refinery feedstocks, intermediate products and/or fuel oil described herein as being handled under this Agreement at a respective Terminal, as applicable, in each case, to the extent permitted under the applicable Terminal Service Order.

“Provider” has the meaning set forth in the Preamble. For the avoidance of doubt, “Provider” shall mean the applicable Provider with respect to the respective Customer, Refinery, and Terminal identified on Schedule I.

“Provider Group” has the meaning set forth in Section 23(b).

“Rail Excess Amount” has the meaning set forth in Section 6(b).

“Rail Loading Equipment” has the meaning set forth in Section 6(c).

“Rail Loading Services Fee” has the meaning set forth in Section 6(a).

“Rail Minimum Commitment” means the volume in bpm throughput at the respective Terminal by loading and unloading railcars by Provider on behalf of Customer, as set forth on Schedule C hereto.

“Rail Reserved Capacity” means the volume in bpm throughput at the respective Terminal by loading and unloading railcars by Provider on behalf of Customer, as set forth on Schedule C hereto.

“Rail Shortfall Payment” has the meaning set forth in Section 6(d).

“Receiving Party Personnel” has the meaning set forth in Section 33(d).

“Refinery” means a Customer’s respective refinery(ies) associated with the respective Terminal, as identified on Schedule I. For the avoidance of doubt, “Refinery” shall mean the respective Refinery as applicable to the respective Terminal, Provider, and Customer identified on Schedule I.

“Reserved Capacity” means the effective storage capacity of a tank, taking into account accepted engineering principles, industry standards, API guidelines and Applicable Law, only as to Products that each tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time. The Reserved Capacity of each Dedicated Tank at a respective Terminal, as applicable, is listed on Schedule B, as may be amended by an applicable Terminal Service Order. The Parties recognize that the existing Reserved Capacity of certain tanks may be less than the Capacity of such Dedicated Tanks. For the avoidance of doubt, the Reserved Capacity set forth on Schedule B, as may be amended by an applicable Terminal Service Order, is intended as a representation for the full Capacity of each Dedicated Tank.

“Restoration” has the meaning set forth in Section 28(b).

“Special Damages” has the meaning set forth in Section 22(a).

“Storage Services Fee” has the meaning set forth in Section 5(a).

“Surcharge” has the meaning set forth in Section 11(a).

“Suspension Notice” has the meaning set forth in Section 26(a).

“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in a tank during all periods when the tank is available for service to keep the tank in regulatory compliance or (b) is necessary for physical operation of the tank.

“Term” has the meaning set forth in Section 2(b).

“Terminal” means a Provider’s respective terminal, as identified on Schedule I. For the avoidance of doubt, “Terminal” shall mean the applicable Terminal as applicable to the respective Provider, Customer, and Refinery identified on Schedule I.

“Terminal Excess Amount” has the meaning set forth in Section 4(b).

“Terminal Minimum Throughput Commitment” for the respective Terminal means the volume in bpm set forth for such respective Terminal on Schedule A hereto.

“Terminal Reserved Capacity” for the respective Terminal means the volume in bpm set forth for such respective Terminal on Schedule A hereto.

“Terminal Service Order” has the meaning set forth in Section 13(a).

“Terminalling Equipment” has the meaning set forth in Section 4(c).

“Terminalling First Offer Period” has the meaning set forth in Section 30(b).

“Terminalling Right of First Refusal” has the meaning set forth in Section 30(b).

“Terminalling Service Fee” means for any Month during the Term, the total fee per Barrel of throughput paid by Customer during that Month for terminalling and Ancillary Services at the respective Terminal (but excluding the Storage Services Fee and the Rail Loading Services Fee) as set forth on a Terminal Service Order for such respective Terminal.

“Terminalling Shortfall Payment” has the meaning set forth in Section 4(d).

“Termination Notice” has the meaning set forth in Section 27(a).

“Transmix” has the meaning set forth in Section 8.

“ULSD” means ultra-low sulfur diesel.

2. TERM; TERMINAL SERVICE ORDERS

(a) For the duration of this Master Agreement, Customer and Provider shall enter into Terminal Service Orders as set forth in Section 13(a), each of which shall create a separate and specific agreement in respect of the services described in such Terminal Service Order between the Customer identified in the applicable Terminal Service Order and the Provider identified in the applicable Terminal Service Order (such separate agreement is hereinafter referred to as an “Agreement”). Each Agreement shall consist, collectively, of the terms and conditions set forth in this Master Agreement and the applicable Terminal Service Order. Any reference contained herein to “this Agreement” shall refer to the applicable Agreement between the applicable Customer and the applicable Provider with respect to each Terminal and the services provided by Provider in connection therewith. The various Provider parties under this Master Agreement shall be severally (and not jointly) liable for the obligations of Provider set forth herein with respect to the applicable Agreement and the applicable Terminal. The various Customer parties under this Master Agreement shall be severally (and not jointly) liable for the obligations of Customer set forth herein with respect to the applicable Agreement and the applicable Terminal.

(b) The initial term of each Agreement associated with a Terminal Service Order executed in connection with this Master Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue through August 6, 2028 (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term of the applicable Agreement for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Provider no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any Extension Period, with respect to each Agreement shall be referred to herein as the “Term.”

(c) If Customer has not provided written notice of its intent to extend the Initial Term of the applicable Agreement for the first Extension Period of the applicable Agreement pursuant to Section 2(b), Provider may, at its option, provide written notice to Customer no less than ninety (90) days prior to the end of the Initial Term of the applicable Agreement to extend the Initial Term of the applicable Agreement for an additional two (2) years, and, if exercised, such additional two (2) years shall be considered part of the “Term” of the applicable Agreement.

3. SERVICES

During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, Provider shall make available to Customer the following services, as applicable:

(a) Throughput services at the respective Terminal including but not limited to scheduling and dispatching of orders, accounting and documentation for truck and railcar loading, volumetric measurements and documentation, and interfacing with rail and truck common carriers) pursuant to Section 4 below;

(b) Dedicated storage at the respective Terminal pursuant to Section 5 below;

(c) Rail loading services at the respective Terminal pursuant to Section 6 below; and

(d) The Blending Services pursuant to Section 9 below and other services as set forth on a Terminal Service Order and any and other services pursuant to a Terminal Service Order (collectively, the “Ancillary Services”).

4. TERMINAL THROUGHPUT SERVICES

(a) Terminal Throughput Commitment and Terminalling Service Fee. As applicable at the respective Terminal as set forth on Schedule I and Schedule A, Customer shall deliver and/or pay for the Terminal Minimum Throughput Commitment at such respective Terminal and Provider shall make available to Customer at all times dedicated storage and throughput capacity at such respective Terminal sufficient to allow Customer to throughput the Terminal Reserved Capacity for such respective Terminal. Customer shall pay the Terminalling Service Fee for such service as set forth in a Terminal Service Order for the respective Terminal. Allocation of throughput capacity for separate Products at the respective Terminal shall be set forth in a Terminal Service Order, if applicable. Provider shall not make any commitments to third parties that would interfere with the ability of Customer to throughput the Terminal Reserved Capacity at the respective Terminal for each Product. Customer commits to deliver and/or pay for the Terminal Minimum Throughput Commitment for the respective Terminal on a Monthly basis during the Term.

(b) Excess Capacity. Customer may throughput volumes in excess of the Terminal Reserved Capacity for the respective Terminal, up to the then-available capacity of the respective Terminal, net of any third-party commitments, as determined by Provider at any time, which allocation of any excess capacity shall be in accordance with current practices, or as otherwise may be set forth in a Terminal Service Order. If during any Month during the Term, Customer throughputs aggregate volumes of a particular Product at the respective Terminal greater than the Terminal Minimum Throughput Commitment for such respective Terminal, then Customer shall pay Provider an amount equal to the fee determined by multiplying the actual volumes throughput by Customer in excess of the Terminal Minimum Throughput Commitment for such respective Terminal by the Terminalling Service Fee for such respective Terminal (the “Terminal Excess Amount”).

(c) Removal of Equipment from Service. If at any time during the Term, any tank, rack or other equipment or facility of Provider that is dedicated to Customer or otherwise being used to provide services hereunder (“Terminalling Equipment”), is removed from service, and if removal of such Terminalling Equipment restricts Customer from being able to throughput the Terminal Reserved Capacity for the respective Terminal or receive associated Ancillary Services, then Customer’s Minimum Throughput Commitment for such respective Terminal shall be reduced by the difference (but such difference cannot be less than zero) between the Terminal Minimum Throughput Commitment and the amount that Customer can effectively throughput at such respective Terminal without restriction until such Terminalling Equipment is restored to service.

(d) Shortfall Payments. If, during any Month during the Term, Customer throughputs aggregate volumes at the respective Terminal less than the Terminal Minimum Throughput Commitment for such respective Terminal for such Month, then Customer shall pay Provider an amount (a “Terminalling Shortfall Payment”) for any shortfall. Terminalling Shortfall Payments shall be equal to the amount determined by taking the difference between (i) the Terminal Minimum Throughput Commitment for such respective Terminal multiplied by the Terminalling Service Fee for such respective Terminal and (ii) the actual volumes throughput by Customer at such respective Terminal multiplied by the Terminalling Service Fee for such respective Terminal. The dollar amount of any Terminalling Shortfall Payment paid by Customer shall be posted as a credit to Customer’s account and may be applied against any Terminal Excess Amounts owed by Customer during any of the succeeding three (3) Months. Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not used by Customer during the succeeding three (3) Months shall expire (e.g., a credit that accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any credit which accrues in February).

5. DEDICATED STORAGE

(a) Storage Services Fee. As applicable at the respective Terminal as set forth on Schedule I and Schedule B, Customer shall pay a Monthly fee (the “Storage Services Fee”) to reserve, on a firm basis, all of the existing aggregate Capacity of certain tanks (the “Dedicated Tanks”) at the respective Terminal as specified on a Terminal Service Order. Such fee shall be payable by Customer on a Monthly basis throughout the Term, regardless of the actual volumes of Products stored by Provider on behalf of Customer; provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to such fee if the following conditions are met: (i) Customer requires the full Reserved Capacity of the Dedicated Tanks, (ii) the full Reserved Capacity of the Tanks is not available to Customer for any reason (other than any reason resulting from or relating to actions or inactions by Customer), and (iii) Provider is unable to otherwise accommodate the actual volumes of Products required to be stored by Customer pursuant to the terms of this Agreement or any Terminal Service Order. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Reserved Capacity for any time period compared with the Reserved Capacity then in effect for the affected Dedicated Tanks pursuant to this Agreement and the mutually agreed Terminal Service Orders. Such Storage Services Fee shall include all storage, pumping, and transshipment between and among the Dedicated Tanks.

(b) Calculation of Storage Services Fee. The Storage Services Fee for each respective Terminal shall be calculated using the per Barrel rate set forth in the initial Terminal Service Order executed effective as of the Commencement Date for the then-existing Reserved Capacity of the in-service Dedicated Tanks for such respective Terminal specified on Schedule B and in such initial Terminal Service Order. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full Month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

(c) Steam Services. As applicable at the respective Terminal and as set forth in an applicable Terminal Service Order, either Party may provide the other Party steam services as measured pursuant to such applicable Terminal Service Order, at the fees set forth in such applicable Terminal Service Order.

(d) Removal of Oily Water. As applicable at the respective Terminal, Provider shall provide Customer services for oily water pursuant to an applicable Terminal Service Order, at the fees set forth in such applicable Terminal Service Order.

6. RAIL SERVICES

(a) Rail Services. As applicable at the respective Terminal as set forth on Schedule I and Schedule C, Provider shall provide to Customer such rail loading and unloading services at the respective Terminal as may be provided for in a Terminal Service Order. Customer shall deliver and/or pay for the Rail Minimum Commitment and Provider shall make available to Customer at all times rail loading and unloading capacity at such respective Terminal sufficient to allow Customer to throughput the Rail Reserved Capacity, subject to railroad scheduling procedures and the Operating Procedures for such respective Terminal. Customer shall pay the “Rail Loading Services Fee” for such services as set forth in a Terminal Service Order. Provider shall not make any commitments to third parties that would interfere with the ability of Customer to throughput the Rail Reserved Capacity at such respective Terminal. Customer commits to deliver and/or pay for the Rail Minimum Commitment on a Monthly basis during the Term.

(b) Excess Capacity. Customer may load and unload rail volumes in excess of the Rail Reserved Capacity, up to the then-available capacity of the respective Terminal, net of any third-party commitments, as determined by Provider at any time, which allocation of any excess capacity shall be in accordance with current practices, or as otherwise may be set forth in a Terminal Service Order. If during any Month during the Term, Customer loads or unloads aggregate rail volumes at the respective Terminal greater than the Rail Minimum Commitment, then Customer shall pay Provider an amount equal to the fee determined by multiplying the actual rail volumes loaded or unloaded by Customer in excess of the Rail Minimum Commitment by the Rail Loading Services Fee (“Rail Excess Amount”).

(c) Removal of Equipment from Service. If at any time during the Term, any equipment or facility of Provider that is dedicated to Customer or otherwise being used to provide railcar loading or unloading services hereunder (“Rail Loading Equipment”), is removed from service, and if the removal of such Rail Loading Equipment restricts Customer from being able to throughput the Rail Reserved Capacity for the respective Terminal, then Customer’s Rail Minimum Commitment shall be reduced by the difference (but such difference cannot be less than zero) between the Rail Minimum Commitment and the rail volume that Customer can effectively throughput at the respective Terminal without restriction until such Rail Loading Equipment is restored to service.

(d) Shortfall Payments. If, during any Month during the Term, Customer throughputs aggregate rail volumes at the respective Terminal that are less than the Rail Minimum Commitment for such Month, then Customer shall pay Provider an amount (a “Rail Shortfall Payment”) for any shortfall. Rail Shortfall Payments shall be equal to the amount determined by taking the difference between (i) the Rail Minimum Commitment multiplied by the Rail Loading Services Fee and (ii) the actual rail volumes throughput by Customer at the respective Terminal multiplied by the Rail Loading Services Fee. The dollar amount of any Rail Shortfall Payment paid by Customer shall be posted as a credit to Customer’s account and may be applied against any Rail Excess Amounts owed by Customer during any of the succeeding three (3) Months. Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not used by Customer during the succeeding three (3) Months shall expire (e.g., a credit that accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any credit which accrues in February).

(e) Caustic Chemical and Catalyst Loading and Unloading. As applicable at the respective Terminal, Provider shall provide railcar loading and unloading services for Customer’s caustic chemicals and catalysts at the respective Terminal, pursuant to an applicable Terminal Service Order, at the fees set forth in such applicable Terminal Service Order.

(f) Rail Car Switching and Storage. As applicable at the respective Terminal, Provider will provide manifest railcar switching services and railcar storage services on behalf of Customer, pursuant to an applicable Terminal Service Order, at the fees set forth in such applicable Terminal Service Order. Switching activity covers movements between the drop-off track, pick-up track, offloading racks and storage tracks. Switching services will include assembling the cars that are scheduled to depart the respective Refinery on the outbound track prior to pick up by the applicable railroad company.

(g) Track Inspection and Maintenance. As applicable at the respective Terminal, Provider shall provide track inspection and maintenance services on behalf of Customer pursuant to an applicable Terminal Service Order, at the fees set forth in such applicable Terminal Service Order.

7. PASS THROUGH CHARGES

(a) Provider may incur fees and charges (“Passthrough Charges”) from Governmental Authorities, railroad companies, or other third parties relating to use of facilities other than the respective Terminal related to the receipt, delivery or loading of Product. These Passthrough Charges may include, without limitation, any rail scheduling or access charges by an applicable railroad corporation. These Passthrough Charges may be passed through and charged directly to Customer as set forth in a Terminal Service Order.

(b) Provider shall have the right to require prepayment of the anticipated amount of any Passthrough Charges prior to performance of any operation that may incur such Passthrough Charges.

(c) If third party contractors are to provide services, material or equipment that may require Passthrough Charges, then to the extent that Provider, as operator of the respective Terminal, has discretion to select such contractor, Customer may designate the contractor who should provide such services, materials or equipment, subject to Provider’s consent, which shall not be unreasonably withheld.

8. PRODUCT DOWNGRADE AND INTERFACE

As applicable at the respective Terminal and as set forth on the respective Terminal Service Order, Provider shall account for the volume of Product downgraded, and Customer’s inventory of Products and/or interface shall be adjusted, provided that, interface volume (“Transmix”) received shall be allocated entirely to Customer. Customer shall remove its Transmix upon notice from Provider and shall be subject to applicable Transmix handling fees upon its removal, as provided in a Terminal Service Order. If Transmix is not removed within fifteen (15) Business Days after notification (such time period to be extended to the extent of any delay or hindrance by Provider, its agents or contractors for any reason), Provider shall have the right to sell such Transmix at market rates and return any proceeds to Customer, less applicable Transmix handling fees in effect at the time of such sale. Product downgraded as a result of ordinary terminalling or pipeline operations including line flushing, rack meter provings or other necessary terminalling operations shall not constitute losses for which Provider is liable to Customer.

9. BLENDING SERVICES

Services and Equipment. Provider may provide storage, pumping, and blending services and trans-shipment of the Products at the respective Terminal, as set forth on a Terminal Service Order (“Blending Services”).

10. REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES

(a) Prompt Reimbursement. Customer shall promptly pay or reimburse Provider for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that Provider incurs on Customer’s behalf for the services provided by Provider under this Agreement or any Terminal Service Order. If Provider is required to pay any of the foregoing, Customer shall promptly reimburse Provider in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 10(a) shall be specified in an applicable Terminal Service Order.

(b) Excise Tax Certification. Upon written request by Provider, Customer shall supply Provider with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. Customer further agrees to comply with all Applicable Law with respect to such taxes.

(c) Exemption Certification. If Customer is exempt from the payment of any taxes allocated to Customer under the foregoing provisions, Customer shall furnish Provider with the proper exemption certificates.

(d) Payment. All of the foregoing reimbursements shall be made in accordance with the terms set forth in Section 13(b).

11. EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require Provider to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the respective Terminal, Provider may, subject to the terms of this Section 11, impose a surcharge to increase the applicable service fees (“Surcharge”), to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

(b) Notification and Mitigation. Provider shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 11(a) sufficient to cover the cost of any required capital or expense projects and any ongoing increased operating costs at the respective Terminal. Provider and Customer then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%), collectively, as a Surcharge, with the understanding that Provider and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the service fees under the applicable Agreement in the aggregate, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and Provider shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the service fees under the applicable Agreement in the aggregate, Provider shall notify Customer of the amount of the Surcharge required to reimburse Provider for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 11(d), Customer does not agree to pay such Surcharge or to reimburse Provider up front for its costs, Provider may elect to either:

a. require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the service fees under the applicable Agreement in the aggregate; or

b. terminate the service under this Agreement to which the Surcharge applies, upon notice to Customer.

(ii) Provider’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that Provider would be obligated to make such expenditures to continue performance during such period.

(e) Resolution of Surcharge. Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 11, the Parties shall execute an appropriate Terminal Service Order memorializing the terms of such resolution.

(f) Payment of Surcharge. In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of the applicable project.

12. TANK CLEANING AND CONVERSION

(a) Reimbursement for Tank Cleaning. If any Dedicated Tanks are removed from service or cleaning of any tanks is performed by Provider at the specific request of Customer, Customer shall bear (or reimburse Provider) for all costs to clean, degas or otherwise prepare the tank(s) including, without limitation, the cost of removal, processing, transportation, disposal, of all waste and the cost of any taxes or charges Provider may be required to pay in regard to such waste. For any tanks that are dedicated to Customer for segregated storage of Customer’s Products as set forth in any Terminal Service Order, Customer agrees to reimburse Provider for the reasonable cost of changes necessary to return the dedicated storage tanks to Provider on termination of their dedication for segregated storage under this Agreement, in the same condition as originally received less normal wear and tear, unless otherwise mutually agreed by the Parties.

(b) Reimbursement for Tank Conversion. Each of the Dedicated Tanks shall be used initially for its historical service; provided, however, that Customer may request that a Dedicated Tank be changed for storage of a different grade or type of Product. In such an instance, Provider shall agree to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the tanks is performed by Provider at the request of Customer, Customer shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges Provider may be required to pay in regard to such waste (subject to subparagraph (c) below), which costs shall be set forth on the applicable Terminal Service Order. Provider may require Customer to pay all such amounts prior to commencement of any remodeling work on the Dedicated Tanks, or by mutual agreement, the Parties may agree upon an increase in the Storage Services Fee to reimburse Provider for its costs of such modifications, plus a reasonable return on capital. All of such costs associated with Dedicated Tank modifications shall be documented by a Terminal Service Order to be executed by the Parties.

(c) Responsibility for Fees. Should Provider take any of the Dedicated Tanks out of service for regulatory requirements, repair, or maintenance, Customer shall be solely responsible for any alternative storage or Product movements as required and all third-party fees associated with such movements that are not within the respective Terminal.

13. TERMINAL SERVICE ORDERS; PAYMENT

(a) Description. On the date hereof, Provider and Customer shall enter into one or more terminal service orders for the respective Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). The Parties may agree to enter into additional Terminal Service Orders following the date hereof. Upon a request by Customer pursuant to this Master Agreement or as deemed necessary or appropriate by Provider in connection with the services to be delivered pursuant hereto, Provider shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services for any additional services or additional Terminals. No Terminal Service Order shall be effective until executed by both Parties to an Agreement.

(b) Invoices. Provider shall invoice Customer for services provided at the respective Terminal on a monthly basis and Customer shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after Customer’s receipt of Provider’s invoices. Any past due payments owed by Customer shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(c) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2019, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

(d) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

14. CUSTODY TRANSFER AND TITLE

(a) Custody of Pipeline Receipts and Deliveries. For volumes received into the respective Terminal by pipeline, custody of the volumes shall pass to Provider at the flange where it enters such respective Terminal’s receiving line. For volumes delivered by the respective Terminal into a pipeline, custody of the volumes shall pass to Customer at the flange where it exits such respective Terminal’s delivery line.

(b) Custody of Truck Receipts and Deliveries. For receipts and deliveries to or from trucks, custody shall pass at the flange where the hoses at Provider’s respective facility interconnect with the truck.

(c) Custody of Rail Receipts and Deliveries. For volumes received and delivered by rail, custody shall pass to Provider at the flange where the hoses at Provider’s respective facility interconnect with the rail car.

(d) In-Tank. Deliveries by book transfer shall be reflected in the books of Provider.

(e) Title Transfer. Upon re-delivery of any Product to Customer’s account, Customer shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody and the loss allowance provisions hereof shall apply to Product while in Provider’s custody. Title to all of Customer’s Product received in the respective Terminal shall remain with Customer at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by Customer to Provider and not a consignment of Products, it being understood that Provider has no authority hereunder to sell or seek purchasers for the Products of Customer, except for Transmix as provided in Section 8 above. Customer hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Products pursuant to the terms of this Agreement and any Terminal Service Order. Customer shall at all times be the blender of record and shall retain and be entitled to any renewable identification numbers.

15. PRODUCT QUALITY

Product Specifications of Delivered Products. Customer warrants that all Products delivered under this Agreement and any Terminal Service Order shall not contain any deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. Customer shall not deliver to the respective Terminal any Products which: (i) would in any way be injurious to the respective Terminal; (ii) would render the respective Terminal unfit for the proper storage of similar Products; (iii) may not be lawfully stored at the respective Terminal; or (iv) otherwise do not meet applicable Product specifications for such Product that are customary in the location of the respective Terminal.

16. MEASUREMENT AND VOLUME LOSSES

(a) Methods of Measurement.

(i) All quantities of Products received or delivered by or into trucks at the respective Terminal shall be measured and determined based upon the meter readings at such respective Terminal, as reflected by delivery tickets or bills of lading, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(ii) All quantities of Products received or delivered by or into railcars at the respective Terminal shall be measured and determined based upon the meter readings at such respective Terminal, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(iii) All quantities of Products received and delivered by pipeline at the respective Terminal shall be measured and determined based upon the meter readings of the pipeline operator, as reflected by delivery tickets, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(iv) Deliveries by book transfer shall be reflected by entries in the books of Provider.

(v) All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards. Customer shall have the right, at its sole expense, and in accordance with rack location procedure, to independently certify such calibration. Storage tank gauging shall be performed by Provider’s personnel. Provider’s gauging shall be deemed accurate unless challenged by an independent certified gauger. Customer may perform joint gauging at its sole expense with Provider’s personnel at the time of delivery or receipt of Product, to verify the amount involved. If Customer should request an independent gauger, such gauger must be acceptable to Provider and such gauging shall be at Customer’s sole expense.

(b) Volume Losses. Provider shall have no obligation to measure volume gains and losses. In the event third-party Products are terminalled at the respective Terminal, the Parties shall mutually determine the measurement and volume loss control practices for such respective Terminal. Provider shall be responsible to Customer only for Product losses and/or shortages resulting from the negligent or wrongful acts and omissions of Provider, its agents, employees or contractors or breach of this Agreement or any applicable Terminal Service Order by Provider, its agents, employees or contractors; provided that Provider shall not be responsible to Customer for any Product losses and/or shortages for which Customer is compensated by its cargo/inventory insurance carrier. If Customer fails to maintain cargo/inventory insurance coverage, then Provider shall also not be responsible to Customer for any Product losses and/or shortages to the extent Customer would have been compensated by its insurance carrier had Customer maintained cargo/inventory insurance coverage. Except as provided for in this Section 16(b), Customer shall be responsible for all Product losses and/or shortages it may suffer.

17. PRODUCT DELIVERIES, RECEIPTS AND WITHDRAWALS

(a) Product Deliveries. All supervised deliveries, receipts and withdrawals hereunder shall be made at such times as may be required by Customer upon prior notice and approval by Provider, all in accordance with the agreed-upon scheduling. Unsupervised deliveries, receipts and withdrawals shall be made only with Provider’s prior approval and in strict accordance with Provider’s current Operating Procedures for the respective Terminal. Customer warrants that all vehicles permitted to enter the respective Terminal on behalf of Customer shall meet all requirements and standards promulgated by applicable regulatory authority including the Department of Transportation, the Occupational Safety and Health Administration, and the EPA. Customer further warrants that it shall only send to the respective Terminal those employees, agents, and other representatives acting on behalf of and at Customer’s direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Products to be loaded and hauled. Customer further agrees to be responsible to Provider for the performance under this Agreement by its agents and/or representatives receiving or delivering Products at the respective Terminal.

(b) Loading Devices. Customer shall withdraw from the respective Terminal only those Products that it is authorized to withdraw hereunder. Customer shall neither duplicate nor permit the duplication of any loading device (i.e., card lock access) provided hereunder. Customer shall be fully and solely responsible for all Products loaded through the use of the loading devices issued to Customer in accordance with this Agreement; provided, however, that Customer shall not have any responsibility or liability hereunder in the event that the load authorization system provided hereunder fails or malfunctions in any way, unless a credit department override is provided, which override authorizes Customer to load the Products.

(c) Legal Compliance. Both Parties shall abide by all federal, state and local statutes, laws and ordinances and all rules and regulations which are promulgated by Provider and which are either furnished to Customer or posted at the respective Terminal, with respect to the use of such respective Terminal as herein provided. It is understood and agreed by Customer that these rules and regulations may be changed, amended or modified by Provider at any time. All changes, amendments and modifications shall become binding upon Customer ten (10) days following the posting of a copy at the respective Terminal or the receipt by Customer of a copy, whichever occurs sooner.

(d) Customer Representatives. For all purposes hereunder, Customer’s jobbers, distributors, Carriers, haulers and other customers designated in writing or otherwise by Customer to have loading privileges under this Agreement or having possession of any loading device furnished to Customer pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the respective Terminal, be deemed to be representatives of Customer.

18. DELIVERIES INTO TRANSPORT TRUCKS OR RAILCARS

Prior to transporting any Products loaded into transport trucks or railcars at the respective Terminal, Provider shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the Products received:

“If required by 49 C.F.R. 172.204, this is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation. Carrier hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specifications and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”

Provider shall require each Carrier coming into the respective Terminal to expressly agree in writing to be bound by the provisions of a carrier access agreement with respect to withdrawals and loading of Products at such respective Terminal, to conduct its operations at the respective Terminal in a safe manner, in accordance with all Applicable Law.

19. ACCOUNTING PROVISIONS AND DOCUMENTATION

(a) Required Reports. Provider shall furnish Customer for the respective Terminal with the following reports covering services hereunder involving Customer’s Products:

(i) within twenty (20) days following the end of the Month, a statement showing, by Product: (A) Customer’s monthly aggregate deliveries into the respective Terminal; (B) Customer’s monthly receipts from the respective Terminal; (C) calculation of all Customer’s monthly storage and handling fees; (D) Customer’s opening inventory for the preceding Month; and (E) Customer’s closing inventory for the preceding Month;

(ii) a copy of any meter calibration report, to be available for inspection upon reasonable request by Customer at the respective Terminal following any calibration;

(iii) upon delivery from the respective Terminal, a hard copy bill of lading to the Carrier for each delivery; upon reasonable request only, a hard copy bill of lading shall be provided to Customer’s accounting group; upon each delivery from the respective Terminal, bill of lading information shall be sent electronically through a mutually agreeable system; and

(iv) transfer documents for each in-tank transfer.

(b) Required Maintenance of Truck Loading Capabilities. Provider shall be required to maintain the capabilities to support truck load authorization technologies at the respective Terminal.

20. AUDIT AND CLAIMS PERIOD

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement and the respective Terminal, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

21. LIEN WAIVERS

Provider hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all Applicable Laws, which Provider would or might otherwise have under or with respect to the Products throughput, stored or handled hereunder. Provider further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Products titled in Customer’s name shall not be subject to any lien on the respective Terminal or Provider’s Products throughput or stored there.

22. LIMITATION ON LIABILITY

(a) No Special Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable or responsible to another Party or any member of such other Party’s Indemnified Group for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or any member of such Party’s Indemnified Group that arise out of or relate to this Agreement, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect Special Damages actually awarded to a third party or assessed by a Governmental Authority and for which a Party or any member of such Party’s Indemnified Group is properly entitled to indemnification from another Party pursuant to the express provisions of this Agreement.

(b) Claims and Liability for Lost Product. Provider shall not be liable to Customer for lost or damaged Product unless Customer notifies Provider in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Product. Provider’s maximum liability to Customer for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) No Guarantees or Warranties. Except as expressly provided in this Agreement, no Party makes any guarantees or warranties of any kind, expressed or implied. Provider specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

23. INDEMNITIES

(a) Provider Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, Provider shall release, defend, protect, indemnify, and hold harmless Customer and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of the Provider Group) (collectively the “Customer Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Customer or Provider and, as applicable, their carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to Customer, Provider and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors, (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Provider in connection with the ownership or operation of the respective Terminal and the services provided hereunder, and, as applicable, their carriers, customers (other than Customer), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by Customer due to violations of this Agreement or any Terminal Service Order by Provider, or, as applicable, its carriers, customers (other than Customer), representatives, and agents; PROVIDED THAT PROVIDER SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP.

(b) Customer Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, Customer shall release, defend, protect, indemnify, and hold harmless Provider and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of the Customer Group) (collectively the “Provider Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Provider or Customer and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to Provider or Customer, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Customer, in connection with Customer’s use of the respective Terminal and the services provided hereunder and Customer’s Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by Provider due to violations of this Agreement or any Terminal Service Order by Customer, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT CUSTOMER SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS PROVIDER OR ANY MEMBER OF THE PROVIDER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF PROVIDER OR ANY MEMBER OF THE PROVIDER GROUP.

(c) Affiliates. Customer and Provider shall not be considered affiliated or affiliates of one another for purposes of the indemnification provisions set forth in this Agreement.

(d) Written Claim. Neither Party shall be obligated to indemnify the other Party or any member of such Party’s Indemnified Group or be liable to the other Party or any member of such Party’s Indemnified Group unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

(e) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 23 are independent of any insurance requirements as set out in Section 24, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(f) Survival. These indemnity obligations shall survive the termination of this Agreement as to the respective Terminal until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

24. INSURANCE

(a) Minimum Limits. With respect to each Terminal, at all times during the Term for such Terminal and for a period of two (2) years after termination of this Agreement as to the respective Terminal for any coverage maintained on a “claims-made” or “occurrence” basis, Customer and/or its Carrier (if applicable) shall maintain at their expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed pursuant to a Terminal Service Order. Customer shall require that Carrier and all of its contractors providing authorized drivers or authorized vehicles carry such insurance, and Customer shall be liable to Provider for their failure to do so. Such insurance shall provide coverage to Provider and such policies, other than Worker’s Compensation Insurance, shall include Provider as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by Provider (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to Provider, and eligible to do business in the state where the respective Terminal is located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that Customer and/or the Carrier may procure worker’s compensation insurance from the state fund of the applicable state where the respective Terminal is located. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the respective Terminal is located, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by Provider or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by Customer;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party insurance to adequately cover all Products owned by Customer located at the respective Terminal.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against Provider, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment by Customer, Carrier or its authorized drivers at the respective Terminal, Customer and/or Carrier will furnish to Provider, and at least annually thereafter (or at any other times upon request by Provider) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement as to the respective Terminal), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of Carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of Provider and shall provide that there will be no material change in or cancellation of the policies unless Provider is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to Provider prior to policy expiration.

(d) Responsibility for Deductibles. Customer and/or Carrier shall be solely responsible for any deductibles or self-insured retention.

25. GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement or any Terminal Service Order were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any Governmental Authority having jurisdiction in the premises.

(b) Licenses and Permits. Provider shall maintain all necessary licenses and permits for the storage of Products at the respective Terminal.

(c) Compliance with Applicable Law. The Parties are entering into this Agreement and any Terminal Service Order in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the respective Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Terminal Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Terminal Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Terminal Service Order shall remain effective.

(d) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

26. SUSPENSION OF REFINERY OPERATIONS

(a) Suspension of Operations. In the event that Customer decides to permanently or indefinitely suspend, in full or in part, refining operations at its respective Refinery (as applicable) for a period that shall continue for at least twelve (12) consecutive Months, Customer may provide written notice to Provider of Customer’s intent to terminate or proportionately reduce, as applicable, that part of this Agreement relating to the affected Terminal or other facilities at the end of such twelve (12)-Month period (the “Suspension Notice”). Such Suspension Notice shall be effective upon the expiration of the twelve (12)-Month period following the date such notice is sent (the “Notice Period”). If, however, Customer provides notice to Provider, more than two (2) Months prior to the expiration of the Notice Period, of its intent to resume operations at the respective Refinery(ies) or portion thereof, then the Suspension Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

(b) Notice Period. During the Notice Period:

(i) Provider may provide terminalling, throughput and/or storage services utilizing the affected Terminal pursuant to one or more third party agreements without the consent of Customer; and

(ii) Customer’s Rail Minimum Commitment and Terminal Minimum Throughput Commitment shall be reduced to the extent of third-party usage of such capacity provided that Customer shall still have access on a priority basis to the extent there is available capacity.

27. FORCE MAJEURE

(a) Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure with respect to the respective Terminal, Provider shall provide Customer with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). Provider shall identify in such Force Majeure Notice the approximate length of time that Provider reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, Customer shall be permitted to reduce its Terminal Minimum Throughput Commitment and/or Rail Minimum Commitment for the respective Terminal as provided in Section 28(b). If Provider advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 28 below, at any time after Provider delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Terminal, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 27(a) to terminate this Agreement as a result of a Force Majeure if the affected Terminal has been restored to working order since the applicable Force Majeure, including pursuant to a Restoration.

(b) Revocation of Customer Termination Notice. Notwithstanding the foregoing, if Customer delivers a Termination Notice to Provider (the “Customer Termination Notice”) and, within thirty (30) days after receiving such Customer Termination Notice, Provider notifies Customer that Provider reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and Customer mutually agrees (which agreement shall not be unreasonably withheld), then the Customer Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Customer Termination Notice had never been given.

28. CAPABILITIES OF FACILITIES

(a) Service Interruption. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, Provider shall use reasonable commercial efforts to minimize the interruption of service at the respective Terminal or any portion thereof. Provider shall promptly inform Customer operational personnel of any anticipated partial or complete interruption of service at the respective Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Provider is taking to resume full operations; provided, that Provider shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay.

(b) Restoration of Capacity. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, Provider shall, where applicable, maintain the respective Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Products at least equal to the Terminal Reserved Capacity for the respective Terminal. Where applicable, Provider’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or any interruption of service that prevents Provider from terminalling the Terminal Reserved Capacity and/or maintaining the Rail Reserved Capacity for the respective Terminal. To the extent Provider is prevented from terminalling volumes equal to the Terminal Reserved Capacity for the respective Terminal and/or loading and unloading rail car volumes equal to the Rail Reserved Capacity for reasons of Force Majeure or other interruption of service, then, as applicable, Customer’s obligation to throughput the Terminal Minimum Throughput Commitment or Rail Minimum

Capacity and pay any Rail Shortfall Payments and/or Terminalling Shortfall Payments, as applicable, shall be reduced proportionately. Where applicable, at such time as Provider is capable of terminalling volumes equal to the Terminal Reserved Capacity, Customer’s obligation to throughput the full Terminal Minimum Throughput Commitment for the respective Terminal shall be restored. Where applicable, at such time as Provider is capable of loading and unloading railcar volumes equal to the Rail Minimum Capacity, Customer’s obligation to meet the full Rail Minimum Commitment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput capacity of the respective Terminal should fall below the Terminal Reserved Capacity and/or the Rail Reserved Capacity, as applicable, then within a reasonable period of time after the commencement of such reduction, Provider shall make repairs to the respective Terminal to restore the capacity of such respective Terminal to that required for throughput of the Terminal Reserved Capacity and/or the Rail Reserved Capacity (“Restoration”). Except as provided below in Section 28(c), all of such Restoration shall be at Provider’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, agents or customers or the failure of Customer’s Products to meet the specifications as provided for in Section 15.

(c) Capacity Resolution. In the event of the failure of Provider to maintain the respective Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Products equal to the Terminal Reserved Capacity and/or the Rail Reserved Capacity, as applicable, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity at the respective Terminal which will, among other things, specify steps to be taken by Provider to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration Provider’s economic considerations relating to costs of the repairs and Customer’s requirements concerning its refining and marketing operations. Provider shall use commercially reasonable efforts to continue to provide storage and throughput and, if applicable, railcar loading and unloading of Customer’s Products at the affected Terminal, to the extent the affected Terminal has capability of doing so, during the period before Restoration is completed. In the event that Customer’s economic considerations justify incurring additional costs to restore the affected Terminal in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Customer may require Provider to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan in which Customer agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement as to the affected Terminal in connection with a Force Majeure, so long as such Restoration is completed with due diligence, and Customer shall pay its portion of the Restoration costs to Provider in advance based on an estimate based on reasonable engineering standards promulgated by the Association for Facilities Engineering. Upon completion, Customer shall pay the difference between the actual portion of

Restoration costs to be paid by Customer pursuant to this Section 28(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of Provider’s invoice therefor, or, if appropriate, Provider shall pay Customer the excess of the estimate paid by Customer over Provider’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery (as applicable), Provider either (i) refuses or fails to meet with Customer within the period set forth in Section 28(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 28(c), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, Customer may, as its sole remedy for any breach by Provider of any of its obligations under Section 28(c), require Provider to complete a Restoration of the affected Terminal, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Restoration required under this Section 28(d) shall be completed by Provider at Customer’s cost. Provider shall use commercially reasonable efforts to continue to provide storage and throughput and, if applicable, railcar loading and unloading of Customer’s Products at the affected Terminal, during the period while such Restoration is being completed. Any work performed by Provider pursuant to this Section 28(d) shall be performed and completed in a good and workmanlike manner consistent with applicable industry standards and in accordance with all Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery (as applicable), Customer may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by Provider of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.

(e) Storage Tank Heels. All Tank Heels shall be allocated among storage users on a pro rata basis. Tank Heels cannot be withdrawn from any tank without prior approval of Provider. For storage tanks and capacities identified on a Terminal Service Order as dedicated to and used exclusively for the storage and throughput of Customer’s Product, Customer shall be responsible for providing and maintaining all Tank Heels required for operation of such tanks.

(f) Operating Procedures. Customer hereby agrees to strictly abide by any and all procedures established by Provider, if any (the “Operating Procedures”), relating to the operation and use of the respective Terminal that generally apply to receipt, delivery, storage, and movement of Products at the respective Terminal. Provider shall provide Customer with a current copy of its Operating Procedures, if any, and shall provide Customer with thirty (30) days’ prior written notice of any changes to the Operating Procedures, unless a shorter implementation of such revised Operating Procedures is required by Applicable Law or emergency conditions. Customer shall have the right to approve any material revisions to the Operating Procedures, which shall not be unreasonably withheld, prior to their becoming effective, unless otherwise required under Applicable Law or emergency conditions, and the material revisions shall be reflected in a Terminal Service Order between the Parties. Provider shall carry out the handling of the Products at the respective Terminal in accordance with any Operating Procedures.

29. TERMINATION

(a) Default. A Party shall be in default under the applicable Agreement if:

(i) the Party breaches any provision of this Agreement or a Terminal Service Order, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) Rights upon Default. If either of the Parties is in default as described above, then (A) if Customer is in default, Provider may or (B) if Provider is in default, Customer may: (1) terminate this Agreement as to the affected Terminal upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement as to the affected Terminal; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Terminal Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Product Removal. Customer shall, upon expiration or termination of this Agreement, promptly remove all of its Products including any downgraded and interface Product and Transmix from the respective Terminal, and Provider shall remove the remaining Tank Heels and tank bottoms and deliver them to Customer or Customer’s designee, within thirty (30) days of such termination or expiration. In the event all of the Product is not removed within such thirty (30) day period, Customer shall be assessed a storage fee to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time Customer’s entire Product is removed from the respective Terminal; provided however, that Customer shall not be assessed any storage fees associated with the removal of Product if Customer’s ability to remove such Product is delayed or hindered by Provider, its agents or contractors for any reason. Where applicable, Customer shall pay the Terminalling Service Fee for all Products delivered from the respective Terminal after such Termination, together with the Rail Loading Services Fee for all volumes loaded onto railcars after termination and any fees for Ancillary Services applicable to such deliveries, at the rates established under the then applicable Terminal Service Order.

(e) Equipment Removal. Customer shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment, and restore the respective Terminal to its condition prior to the installation of such equipment.

(f) Separate Agreements. For the avoidance of doubt, this Section 29 shall apply to each Agreement individually, and default under (or termination of) one Agreement does not automatically cause default under (or termination of) any other Agreements or this Master Agreement.

30. RIGHT TO ENTER INTO A NEW TERMINALLING AGREEMENT

(a) New Terminalling Services Agreement. Upon termination of this Agreement or a Terminal Service Order as to the respective Terminal for reasons other than (x) a default by Customer and (y) any other termination of this Agreement initiated by Customer except upon a default by Provider, Customer shall have the right to require Provider to enter into a new terminalling services agreement with Customer that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the respective Terminal, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to Provider than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new terminalling services agreement shall not extend beyond August 6, 2038.

(b) Terminalling Right of First Refusal. In the event that Provider proposes to enter into a terminalling services agreement with a third party for the respective Terminal within two (2) years after the termination of this Agreement for reasons other than (x) by default by Customer and (y) any other termination of this Agreement initiated by Customer except upon a default by Provider, Provider shall give Customer ninety (90) days’ prior written notice of any proposed new terminalling services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “Terminalling First Offer Period”) in which Customer may make a good faith offer to enter into a new terminalling agreement with Provider (the “Terminalling Right of First Refusal”). If Customer makes an offer on terms no less favorable to Provider than the third-party offer with respect to such terminalling services agreement during the Terminalling First Offer Period, then Provider shall be obligated to enter into a terminalling services agreement with Customer on the terms set forth in Customer’s offer to Provider. If Customer does not exercise its Terminalling Right of First Refusal in the manner set forth above, Provider may, for the next ninety (90) days, proceed with the negotiation of the third-party terminalling services agreement. If no third-party agreement is consummated during such ninety-day period, the terms and conditions of this Section 30(b) shall again become effective.

31. ASSIGNMENT

(a) Customer Assignment to Third Party. Customer shall not assign any of its rights or obligations as to the respective Terminal hereunder or under a Terminal Service Order without Provider’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that Customer may assign this Agreement as to the respective Terminal, without Provider’s consent, in connection with a sale by Customer of the respective Refinery (as applicable) so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement as to such respective Terminal; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement as to such respective Terminal, which determination shall be made by Customer in its reasonable judgment.

(b) Provider Assignment to Third Party. Provider shall not assign any of its rights or obligations under this Agreement as to the respective Terminal without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Provider may assign this Agreement as to the respective Terminal without Customer’s consent in connection with a sale by Provider of such respective Terminal so long as the transferee: (A) agrees to assume all of Provider’s obligations under this Agreement as to such respective Terminal; (B) is financially and operationally capable of fulfilling the terms of this Agreement as to such respective Terminal, which determination shall be made by Provider in its reasonable judgment; and (C) is not a competitor of Customer; and (ii) Provider shall be permitted to make a collateral assignment of this Agreement as to such respective Terminal solely to secure working capital financing for Provider.

(c) Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement and any Terminal Service Orders shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d) Subcontracting. As applicable at the respective Terminal, Customer may not allow a Person to use any of its reserved capacity or transfer title of the Products to a Person while the Products are in such respective Terminal, without the prior written consent of Provider, which consent shall not be unreasonably conditioned, delayed or withheld. If Provider so consents, Customer shall continue to be liable for all of its obligations hereunder, including all fees pursuant to this Agreement and any related Terminal Service Orders for the remainder of the Term.

(e) Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of any Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 2(b). Provider shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

32. NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties for the respective Terminal at the respective addresses identified on Schedule I, or to such other address or to such other Person as a Party will have last designated by notice to the other Party identified on Schedule I for the respective Terminal.

33. CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 33. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Provider that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the respective Terminal prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 33, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 33(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement with respect to the respective Terminal or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 33, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 33 shall survive the termination of this Agreement with respect to the respective Terminal for a period of two (2) years.

34. MISCELLANEOUS

(a) Amendment or Modification. This Agreement and any Terminal Service Orders may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or a Terminal Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, a Terminal Service Order or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or a Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing or anything herein to the contrary, in the event of termination of this Agreement as to the respective Terminal in accordance with this Agreement, Schedule I shall be amended to remove such respective Terminal and the applicable Parties with respect to such respective Terminal from the force and effect of this Agreement; provided, however, that this Master Agreement shall remain in full force and effect with respect to the Terminals and applicable Parties with respect to such Terminals remaining on Schedule I.

(b) Integration. This Agreement, together with the Schedules hereto and Terminal Service Orders pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Applicable Law; Forum, Venue and Jurisdiction. This Agreement and any Terminal Service Orders shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Terminal Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement and any Terminal Service Order hereunder may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement and any Terminal Service Order will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement, a Terminal Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) No Third Party Rights. Except as specifically provided in Section 23 herein, it is expressly understood that the provisions of this Agreement or any Terminal Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(h) Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the Mandan Terminal:

Customer: Tesoro Refining & Marketing Company LLC By: /s/ Stephan E. Tompsett Name: Stephan E. Tompsett Title: Vice President and Treasurer	Provider: Tesoro Logistics Operations LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the Salt Lake City Terminal:

Customer: Tesoro Refining & Marketing Company LLC By: /s/ Stephan E. Tompsett Name: Stephan E. Tompsett Title: Vice President and Treasurer	Provider: Tesoro Logistics Operations LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the LAR Terminal:

Customer: Tesoro Refining & Marketing Company LLC By: /s/ Stephan E. Tompsett Name: Stephan E. Tompsett Title: Vice President and Treasurer	Provider: Tesoro Logistics Operations LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the Fryburg Terminal:

Customer: Tesoro Refining & Marketing Company LLC By: /s/ Stephan E. Tompsett Name: Stephan E. Tompsett Title: Vice President and Treasurer	Provider: Tesoro Great Plains Gathering & Marketing LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the Wingate Terminal:

Customer: Western Refining Southwest, Inc. By: /s/ Stephan E. Tompsett Name: Stephan E. Tompsett Title: Vice President and Treasurer	Provider: Western Refining Terminals, LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the JAL NGL Terminal:

Customer:

Western Refining Company, L.P., by Western Refining GP, LLC, its general partner

By: /s/ Stephan E. Tompsett

Name: Stephan E. Tompsett

Title: Vice President and Treasurer

Tesoro Refining & Marketing Company LLC

By: /s/ Stephan E. Tompsett

Name: Stephan E. Tompsett

Title: Vice President and Treasurer

Provider: Western Refining Terminals, LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

As to the Clearbrook Terminal:

Customer: St. Paul Park Refining Co. LLC By: /s/ Stephan E. Tompsett Name: Stephan E. Tompsett Title: Vice President and Treasurer	Provider: Tesoro Logistics Operations LLC By: /s/ Steven M. Sterin Name: Steven M. Sterin Its: President and Chief Financial Officer

Signature Page

Master Terminalling Services Agreement

SCHEDULE I

Parties to Agreement per respective Terminal

Terminal	Associated Refinery	Customer	Provider
Mandan	Mandan Refinery	Tesoro Refining & Marketing Company LLC	Tesoro Logistics Operations LLC

Salt Lake City	Salt Lake City Refinery	Tesoro Refining & Marketing Company LLC	Tesoro Logistics Operations LLC

LAR – Carson	Los Angeles Refinery (Carson)	Tesoro Refining & Marketing Company LLC	Tesoro Logistics Operations LLC

LAR – Wilmington	Los Angeles Refinery (Wilmington)	Tesoro Refining & Marketing Company LLC	Tesoro Logistics Operations LLC

Fryburg	N/A	Tesoro Refining & Marketing Company LLC	Tesoro Great Plains Gathering & Marketing LLC

Wingate	N/A	Western Refining Southwest, Inc.	Western Refining Terminals, LLC

JAL NGL	N/A	Western Refining Company, L.P.; Tesoro Refining & Marketing Company LLC	Western Refining Terminals, LLC

Clearbrook	N/A	St. Paul Park Refining Co. LLC	Tesoro Logistics Operations LLC

Schedule I

Terminalling Services Agreement

Party Notices Pursuant to Section 32

Terminal	Party	Notice Addresses
Mandan	Tesoro Refining & Marketing LLC	Tesoro Refining & Marketing Company LLC 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

Mandan	Tesoro Logistics Operations LLC

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

Salt Lake City	Tesoro Refining & Marketing Company LLC	Tesoro Refining & Marketing Company LLC 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

Salt Lake City	Tesoro Logistics Operations LLC

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

LAR	Tesoro Refining & Marketing Company LLC	Tesoro Refining & Marketing Company LLC 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

Schedule I

Terminalling Services Agreement

LAR	Tesoro Logistics Operations LLC

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

Fryburg	Tesoro Refining & Marketing Company LLC	Tesoro Refining & Marketing Company LLC 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

Fryburg	Tesoro Great Plains Gathering & Marketing LLC

Tesoro Great Plains Gathering & Marketing LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

Wingate	Western Refining Southwest, Inc.	Western Refining Southwest, Inc. 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

Wingate	Western Refining Terminals, LLC

Western Refining Terminals, LLC
19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

Schedule I

Master Terminalling Services Agreement

JAL NGL	Western Refining Company, L.P.	Western Refining Company, L.P. 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

JAL NGL	Tesoro Refining & Marketing Company LLC	Tesoro Refining & Marketing Company LLC 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

JAL NGL	Western Refining Terminals, LLC

Western Refining Terminals, LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

Clearbrook	St. Paul Park Refining Co. LLC	St. Paul Park Refining Co. LLC 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: General Counsel

Clearbrook	Tesoro Logistics Operations LLC

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

Schedule I

Master Terminalling Services Agreement

SCHEDULE A

TERMINAL MINIMUM THROUGHPUT COMMITMENT (LPG/NGL TRUCK RACK)

AND TERMINAL RESERVED CAPACITY

Terminal	Minimum Throughput Commitment (bpm)	Reserved Capacity (bpm)
Mandan LPG Terminal	56,575	56,575
Salt Lake City LPG Terminal	41,063	41,063
LAR LPG Terminal - Carson	39,542	39,542
LAR LPG Terminal - Wilmington	60,833	60,833
Fryburg Terminal	N/A	N/A
Wingate LPG Terminal	N/A	N/A
JAL NGL Terminal	N/A	N/A

Schedule A

Master Terminalling Services Agreement

SCHEDULE B

DEDICATED TANKS

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
Mandan	FB-701	96,000
Mandan	FB-702	96,000
Mandan	FB-703	96,000
Mandan	FB-705	96,000
Mandan	FB-706	96,000
Mandan	FB-707	32,900
Mandan	FB-708	30,000
Mandan	FB-709	30,000
Mandan	FB-710	30,000
Mandan	FB-711	30,000
Mandan	FB-712	30,000
Mandan	FB-714	30,000
Mandan	FB-715	20,000
Mandan	FB-716	15,000
Mandan	FB-717	43,000
Mandan	FB-718	30,000
Mandan	FB-719	30,000
Mandan	FB-720	30,000 (OOS)*
Mandan	FB-721	10,000
Mandan	FB-722	10,000
Mandan	FB-723	96,000
Mandan	FB-724	96,000 (OOS)**
Mandan	FB-725	96,000
Mandan	FB-726	96,000
Mandan	FB-727	96,000
Mandan	FB-728	96,000
Mandan	FB-729	96,000
Mandan	FB-730	96,000
Mandan	FB-731	96,000
Mandan	FB-732	30,000
Mandan	FB-733	96,000
Mandan	FB-734	96,000
Mandan	FB-737	20,000 (OOS)
Mandan	FB-738	43,000
Mandan	FB-740	20,000
Mandan	FB-741	15,000

Schedule B

Master Terminalling Services Agreement

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
Mandan	FB-742	30,000 (OOS)
Mandan	FB-743	20,000
Mandan	FB-744	24,000
Mandan	FB-745	20,000
Mandan	FB-746	700
Mandan	FB-747	96,000
Mandan	FB-748	96,000
Mandan	FB-749	300 (OOS)
Mandan	FB-750	96,000
Mandan	FB-751	96,000
Mandan	FB-752	96,000
Mandan	FB-753	96,000
Mandan	FB-754	96,000
Mandan	FB-755	96,000
Mandan	FB-756	24,000
Mandan	FB-758	5,000
Mandan	FB-764	96,000
Mandan	FB-766	22,000
Mandan	FB-767	8,000
Mandan	FB-768	1,000 (OOS)
Mandan	FB-771	96,000
Mandan	FB-773	12
Mandan	FB-774	21
Salt Lake City	140	20,562
Salt Lake City	141	14,896
Salt Lake City	142	14,323
Salt Lake City	144	(OOS)
Salt Lake City	155	10,313
Salt Lake City	157	19,915
Salt Lake City	158	19,915
Salt Lake City	186	58,748
Salt Lake City	188	58,748
Salt Lake City	190	48,348
Salt Lake City	204	55,094
Salt Lake City	206	62,091
Salt Lake City	209	(OOS)
Salt Lake City	212	56,627
Salt Lake City	213	56,627
Salt Lake City	236	56,627
Salt Lake City	242	55,688
Salt Lake City	243	55,209

Schedule B

Master Terminalling Services Agreement

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
Salt Lake City	244	15,484
Salt Lake City	245	24,071
Salt Lake City	246	11,190
Salt Lake City	247	11,190
Salt Lake City	248	60,000***
Salt Lake City	252	55,688
Salt Lake City	268	(OOS)
Salt Lake City	291	15,107
Salt Lake City	294	(OOS)
Salt Lake City	297	3,275
Salt Lake City	298	3,575
Salt Lake City	305	5,117
Salt Lake City	306	5,117
Salt Lake City	307	6,714
Salt Lake City	308	6,714
Salt Lake City	309	(OOS)
Salt Lake City	310	(OOS)
Salt Lake City	312	(OOS)
Salt Lake City	314	(OOS)
Salt Lake City	315	(OOS)
Salt Lake City	321	24,171
Salt Lake City	322	37,871
Salt Lake City	323	37,871
Salt Lake City	324	54,974
Salt Lake City	325	54,974
Salt Lake City	326	54,974
Salt Lake City	327	54,974
Salt Lake City	328	54,974
Salt Lake City	329	10,313
Salt Lake City	330	24,071
Salt Lake City	331	33,105
Salt Lake City	848	2,800
Salt Lake City	849	2,800
Salt Lake City	427A	606
Salt Lake City	427B	606
Salt Lake City	427C	905
Salt Lake City	427D	905
LAR - Carson	14	358,162
LAR - Carson	16	96,247
LAR - Carson	17	95,649
LAR - Carson	31	82,396

Schedule B

Master Terminalling Services Agreement

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
LAR - Carson	61	100,965
LAR - Carson	62	100,312
LAR - Carson	63	100,600
LAR - Carson	64	100,220
LAR - Carson	73	30,570
LAR - Carson	74	15,021
LAR - Carson	75	14,972
LAR - Carson	76	30,570
LAR - Carson	78	10,239
LAR - Carson	959	163,366
LAR - Carson	350	1,770
LAR - Carson	351	1,770
LAR - Carson	352	1,770
LAR - Carson	353	1,770
LAR - Carson	354	1,770
LAR - Carson	355	1,770
LAR - Carson	398	6,910
LAR - Carson	399	6,910
LAR - Carson	677	16,671 (OOS)
LAR - Carson	678	16,690 (OOS)
LAR - Carson	679	16,307 (OOS)
LAR - Carson	680	16,279 (OOS)
LAR - Carson	681	30,000
LAR - Carson	682	30,000
LAR - Carson	683	30,000
LAR - Carson	684	30,000
LAR - Carson	773	97,844
LAR - Wilmington	476	400
LAR - Wilmington	776	700
LAR - Wilmington	777	700
LAR - Wilmington	778	700
LAR - Wilmington	779	700
LAR - Wilmington	780	700
LAR - Wilmington	1501	985
LAR - Wilmington	1502	985
LAR - Wilmington	1503	985
LAR - Wilmington	6000	6,000
LAR - Wilmington	6001	6,000
LAR - Wilmington	7201	7,156
LAR - Wilmington	7501	8,395
LAR - Wilmington	11000	11,567

Schedule B

Master Terminalling Services Agreement

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
LAR - Wilmington	11001	11,567 (OOS)
LAR - Wilmington	11002	11,567 (OOS)
LAR - Wilmington	11003	11,567
LAR - Wilmington	11004	11,567
LAR - Wilmington	13500	13,818 (OOS)
LAR - Wilmington	13501	13,818 (OOS)
LAR - Wilmington	13502	13,818
LAR - Wilmington	13503	13,818
LAR - Wilmington	13504	13,818
LAR - Wilmington	13505	13,818
LAR - Wilmington	13506	13,818
LAR - Wilmington	13507	13,818 (OOS)
LAR - Wilmington	13508	13,818
LAR - Wilmington	13509	13,818 (OOS)
LAR - Wilmington	13510	13,818
LAR - Wilmington	13511	13,818
LAR - Wilmington	13512	13,818 (OOS)
LAR - Wilmington	20426	20,144
LAR - Wilmington	36001	36,612
LAR - Wilmington	36002	36,612
LAR - Wilmington	50000	50,000
LAR - Wilmington	76000	76,158
LAR - Wilmington	80033	81,383
LAR - Wilmington	80034	81,383
LAR - Wilmington	80035	81,383
LAR - Wilmington	80036	81,383
LAR - Wilmington	80037	81,383
LAR - Wilmington	80038	81,383
LAR - Wilmington	80039	81,383
LAR - Wilmington	80042	81,383
LAR - Wilmington	80044	81,383
LAR - Wilmington	80045	81,383
LAR - Wilmington	80049	81,383
LAR - Wilmington	80050	81,383
LAR - Wilmington	80051	81,383
LAR - Wilmington	80055	81,383
LAR - Wilmington	80057	82,340
LAR - Wilmington	80058	81,383
LAR - Wilmington	80061	81,383
LAR - Wilmington	80062	81,383
LAR - Wilmington	80063	81,383

Schedule B

Master Terminalling Services Agreement

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
LAR - Wilmington	80064	81,383
LAR - Wilmington	80065	81,383
LAR - Wilmington	80066	81,383
LAR - Wilmington	80067	81,383
LAR - Wilmington	80068	81,383
LAR - Wilmington	80069	81,383
LAR - Wilmington	80070	81,383
LAR - Wilmington	80071	81,383
LAR - Wilmington	80072	81,383
LAR - Wilmington	80075	78,511
LAR - Wilmington	80076	81,383
LAR - Wilmington	80077	81,383
LAR - Wilmington	80078	81,383
LAR - Wilmington	80079	81,383
LAR - Wilmington	80080	81,383
LAR - Wilmington	80081	81,383
LAR - Wilmington	80082	81,383
LAR - Wilmington	80083	81,383
LAR - Wilmington	80084	81,383
LAR - Wilmington	80085	81,383
LAR - Wilmington	80087	81,383
LAR - Wilmington	80089	81,383
LAR - Wilmington	80090	81,383
LAR - Wilmington	80091	81,383
LAR - Wilmington	80092	81,383
LAR - Wilmington	80209	85,610
LAR - Wilmington	80210	85,610
LAR - Wilmington	80211	85,610
LAR - Wilmington	80212	85,610
LAR - Wilmington	80213	85,610
LAR - Wilmington	80214	85,610
LAR - Wilmington	80215	85,610
LAR - Wilmington	80216	85,610
LAR - Wilmington	80217	85,610
LAR - Wilmington	80218	80,000
LAR - Wilmington	80219	85,610
LAR - Wilmington	80220	85,610
LAR - Wilmington	80221	81,239
LAR - Wilmington	96000	96,689
LAR - Wilmington	96059	96,689
LAR - Wilmington	118066	117,477

Schedule B

Master Terminalling Services Agreement

LOCATION	TANK NUMBER	RESERVED CAPACITY (in Barrels)
LAR - Wilmington	125000	123,278
LAR - Wilmington	125001	123,278
LAR - Wilmington	125002	125,897
LAR - Wilmington	125003	125,897
LAR - Wilmington	125004	125,897
Fryburg Terminal	Tk-102	150,000
Fryburg Terminal	Tk-103	175,000
Fryburg Terminal	Tk-104	175,000
Wingate Terminal	Tk-101	150,000
Wingate Terminal	V-500 - V-505	8,004
Wingate Terminal	V-506 - V-510	8,521
Wingate Terminal	V-516 - V-518	5,450
Wingate Terminal	V-511 - V515	12,413
Wingate Terminal	V-200 - V-207	9,941
Wingate Terminal	V-208	1,243
Wingate Terminal	V-400 - V-407	10,652
Wingate Terminal	V-209 - V-214	10,291
Wingate Terminal	V-215	7,676
Wingate Terminal	V-216	10,313
Wingate Terminal	V-100 - V-101	12,390
Wingate Terminal	V-102 - V-103	20,791
Wingate Terminal	V-104	10,313
Wingate Terminal	V-519	95
JAL Terminal	NA	212,000
Clearbrook	Tk-6014	300,000
Clearbrook	Tk-6015	300,000

*	Out of Service (OOS).
**	Tank 724, Subgrade, expected to come into service October 2020.
***	Projected construction completion in 2019. Upon completion, fees will be assessed pursuant to an applicable Terminal Service Order.

For the avoidance of doubt, fees will be assessed only upon in-service Dedicated Tanks.

Schedule B

Master Terminalling Services Agreement

SCHEDULE C

RAIL TERMINAL MINIMUM COMMITMENT AND RAIL RESERVED CAPACITY

Terminal	Minimum Commitment (bpm)	Reserved Capacity (bpm)
Mandan Rail Terminal	102,808	102,808
Salt Lake City Rail Terminal	151,171	151,171
LAR Rail Terminal—Carson	273,750	273,750
LAR Rail Terminal—Wilmington	100,375	100,375
Fryburg Rail Terminal	N/A	N/A
Wingate Rail Terminal	N/A	N/A
JAL NGL Rail Terminal	N/A	N/A

Schedule C

Master Terminalling Services Agreement

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

[Name of Applicable Terminal]—(            , 20    )

This Terminal Service Order is entered as of             , 20    , by and between [applicable Customer] and [applicable Provider], with respect to the [applicable terminal (the “Terminal”), pursuant to and in accordance with the terms of the Master Terminalling Services Agreement, dated as of August 6, 2018 (as amended, supplemented, or otherwise modified from time to time, the “Master Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.

Pursuant to Section 13 of the Master Agreement, the parties hereto agree to the following provisions with respect to the Terminal:

[Insert applicable provisions:

(i) the type of Product applicable to the services covered by this Terminal Service Order (and any other specific quality specifications for each such Product type);

(ii) allocation of throughput capacity by Product, and the rates by Product for determining the Terminalling Service Fee pursuant to Section 4 of the Master Agreement;

(iii) identification of tanks to be utilized for dedicated storage tanks and the Storage Services Fee pursuant to Section 5 of the Master Agreement;

(iv) steam services and the fees for such steam services pursuant to Section 5(c) of the Master Agreement;

(v) services for oily water removal and the fees for such oily water removal pursuant to Section 5(d) of the Master Agreement;

(vi) rail loading and unloading services and the Rail Loading Services Fee pursuant to Section 6 of the Master Agreement;

(vii) caustic chemical and catalyst loading and unloading services, rail car switching and storage, and track inspection and maintenance services and the fees for such track inspection and maintenance pursuant to Sections 6(e), 6(f), and 6(g) of the Master Agreement, respectively;

(viii) Passthrough charges pursuant to Section 7 of the Master Agreement;

(ix) Transmix handling fees pursuant to Section 8 of the Master Agreement;

(x) Blending Services pursuant to Section 9 of the Master Agreement;

(xi) reimbursement related to newly imposed taxes pursuant to Section 10 of the Master Agreement;

Exhibit 1

Terminalling Services Agreement

(xii) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 11 of the Master Agreement;

(xiii) tank cleaning or conversion pursuant to Section 12 of the Master Agreement; and

(xiv) any other services as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Master Agreement are hereby incorporated by reference and shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1

Terminalling Services Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

[Customer] By: Name: Title:	[Provider] By: Name: Title:

Exhibit 1 –

Terminalling Services Agreement